Exhibit 10.5

Internet Services and Co-Location Agreement
This Internet Services and Co-location Agreement (the “Agreement”) is between Charlotte Colocation Center, LLC (“CCC”) and the Customer shown below and consists of (i) this document and (ii) the Customer’s Quotation of Services (see below). This Agreement may be executed by facsimile and/or in multiple counterparts. Once executed by both parties, this Agreement is effective as of the Effective Date shown below.

CUSTOMER	CHARLOTTE COLOCATION CENTER, LLC

Authorized	Authorized
Signature	Signature

(print name) Doyal Bryant	(print name) Braden Gracey

Title CEO	Title Member

Company
Name Name Dynamics, Inc	CCC Customer ID#

Address 6701 Carmel Road, Charlotte, NC	CCC Contract No.

Effective Date 6/1/2012

Telephone: __________________________	CCC Main Telephone: (704) 202-0004

Facsimile: __________________________

As used in this Agreement, “Service” means the provision of bandwidth for the transmission of data to and from the Internet through the Network together with Co-location services including 24x7 connectivity to the Internet and Co-location Space, as further defined in this Agreement and in the Quotation of Services (“Quote(s)”). “Network” means the network of routers, switches and communication channels that are owned or controlled by CCC. The Quote is attached and marked as Exhibit A. Customer and CCC may enter into subsequent Quote(s), which will automatically become part of this Agreement. “Co-location Space” means the physical area within CCC’s Co-location facility identified on a Quote. “Customer Equipment” means the computer equipment, software, networking hardware or other materials placed by or for Customer in the Co-location Space, other than CCC Equipment. “CCC Equipment” means all computer equipment, software, networking hardware or other materials belonging to or furnished by CCC. Additional terms are defined in the CCC Terms and Conditions, below. CCC will begin installation and Service only after it receives and accepts: (i) the Quote; (ii) this Agreement signed by a Customer authorized representative; and (iii) the Initial Payment due under Section 1.1 of this Agreement.

1. Service Fees And Billing. Customer agrees to pay the monthly charges for Service, the activation and other charges indicated on the Quote or otherwise due hereunder (collectively, “Service Charges”). Service Charges do not include applicable taxes, shipping charges (if any), or telephone company charges, all of which shall be billed in addition to the Service Charges (or billed by third party providers) and shall be the responsibility of the Customer.

1.1 Initial Payment. Upon CCC’s acceptance of the Quote and full execution of this Agreement, Customer shall be invoiced for all Service Activation Charges, as identified on the Quote, and the first and last month’s Service Charges which shall be due upon Customer submission of this executed Agreement to CCC.

1.2 Recurring Charges. CCC will bill Customer monthly in advance for the Co-location Space (“Co-Location Space Fees”) and committed bandwidth and monthly in arrears for any additional bandwidth used above the committed bandwidth billed in the prior month. “Bandwidth Fees” is defined as charges for usage of bandwidth provided under this Agreement as set forth in the Quote. Billing for monthly Service Charges will begin on the earlier of: (a) the date the Customer moves Customer Equipment into the Co-location Space or (b) the date the Co-Location Space is ready for Customer Equipment installation. If, however, Customer is unable to use the Services commencing on the Installation Date due solely to delays caused by and within the reasonable control of CCC, then the date on which monthly Service Charges billing begins will be extended by one day for each such day of delay.

1.3 Payment. All Service Charges and other fees will be due in U.S. dollars within thirty (30) days of the date of invoice. Late payments will accrue interest at a rate of one and one-half percent (1 ½%) per month or the highest rate allowed by applicable law, whichever is lower.

2. Co-location.

2.1 Use of Space. CCC grants Customer the right to operate Customer Equipment at the Co-location Space, as specified on Customer’s Quote. Customer may use the Co-location Space only for the purposes of maintaining and operating Customer Equipment as necessary to support local access communications facilities and links to CCC and to third parties. Except as specifically provided herein, Customer expressly assumes all risk of loss to Customer Equipment in the Co-location Space. Customer shall be liable to CCC for any damage to the Co-location facility, CCC Equipment or equipment of other CCC Customers caused by Customer, Customer Equipment or Customer’s representatives, agents or employees.

2.2 Customer Equipment. Customer is responsible for all aspects of installation and removal of Customer Equipment, including bringing appropriate equipment, tools and packaging materials. Customer will install Customer Equipment in the Co-location Space after obtaining the appropriate authorization from CCC to access CCC premises. Customer will remove all packaging for Customer Equipment promptly after installation. Should Customer use an agent or other third party to deliver, install or remove Customer Equipment, Customer will be solely responsible for the acts of such party. At Customer’s option, CCC will remove and package Customer Equipment and place Customer Equipment in a designated area for pick-up, on the condition that Customer either provide or pay for all needed packaging plus pay CCC’s packaging fees and charges. Within five (5) days after authorization from CCC Customer will remove Customer Equipment from the designated area or arrange on a pre-paid basis for a carrier to pick-up and ship such equipment to Customer.

2.3 Access and Security. Customer may access the Co-location Space only in accordance with the CCC Co-location Security and Access Procedures set forth at CCC’s website, as updated from time to time. CCC reserves the right to suspend for good cause the right of any of Customer employees, agents or representatives to visit the CCC premises and/or access the Co-location Space based on such employees’, agents’ or representatives’ conduct. It is Customer’s responsibility to ensure that Customer’s access list is current and accurate. Customer shall be responsible for any unauthorized access to Customer Equipment through the Internet and any resulting use of Service.

2.4 Acceptable Use Guidelines. Customer will at all times comply with and conform its use of the Service to the CCC Acceptable Use Guidelines and CCC Anti-SPAM Policy (set forth at CCC’s website), as updated from time to time. In the event Customer violates CCC’s (i) Acceptable Use Guidelines where CCC determines in its reasonable discretion that there is potential harm to its Network or business, or (ii) Anti-SPAM Policy, CCC shall have the right to immediately suspend Service. CCC will provide notice and opportunity to cure, if and to the extent CCC deems practicable, depending on the nature of the violation and availability of the Customer. CCC, in its reasonable discretion, may re-enable the Service upon satisfaction that all violations have ceased and with adequate assurance that such violations will not occur in the future.

2.5 Updates. CCC may update the CCC Co-location Security and Access Procedures, CCC Acceptable Use Guidelines and/or CCC Anti-SPAM Policy from time to time by posting such updates on CCC’s website. References herein to the CCC Co-location Security and Access Procedures, CCC Acceptable Use Guidelines and/or CCC Anti-SPAM Policy shall mean the most updated version of such policies or procedures posted on CCC’s web site. CCC shall notify Customer of any material changes to its policies and procedures.

2.6 Illegal Use. Customer will cooperate in any investigation of Customer’s alleged illegal use of CCC’s facilities or other networks accessed through CCC. If Customer fails to cooperate with any such investigation, CCC may suspend Customer’s Service. Additionally, CCC may modify or suspend
Customer’s Service in the event of illegal use of the Network or as necessary to comply with any law or regulation, including the Digital Millennium Copyright Act of 1998, 17 U.S.C. 512, as reasonably determined by CCC.

3. Local and Long Distance Carriers. Customer is responsible for ordering, maintaining, terminating and paying for any data and telecommunications circuits provided to Customer by local and long-distance carriers including cross-connects from CCC.

4. Other Networks. Customer is responsible for paying any fees, obtaining any required approvals and complying with any laws or usage policies applicable to transmitting data beyond the Network and/or through other public and private networks. CCC is not responsible or liable for performance or non-performance of such networks or their inter-connection points.

5. Resale. Customer cannot resell the Co-location Space to any third party without CCC’s prior written approval. In the event CCC approves such resale or Customer resells connectivity to the Internet (a) Customer remains responsible to CCC for all of its obligations hereunder including but not limited to all Service Charges and liabilities arising out of or related to such third party usage, sites, communications, and the acts and omissions of such third party, (b) Customer shall indemnify CCC for any third party claims arising out of the acts and omissions of such third party and (c) Customer and the party(s) to whom Customer resells any portion of the Services enter into written agreement(s) pursuant to which such party(s) agree to be bound by all terms and conditions in this Agreement (including, without limitation, CCC Acceptable Use Guidelines and CCC Anti-SPAM Policy and, for the resale of Co-location Space, the CCC Co-location Security and Access Procedures) as applicable to them and their use of the Services and the Network. Any such resale agreement shall terminate automatically upon expiration or termination of this Agreement. Notwithstanding the foregoing, CCC is not liable to any third party resale customer for any claims, losses or damages, (including consequential damages) resulting from that customer’s use of the
Service.

6. Limited Service Level Agreement. CCC will use commercially reasonable efforts to minimize Excess Packet Loss and Latency and to avoid Downtime.

6.1 Packet Loss and Latency. CCC does not proactively monitor the packet loss or transmission latency of specific customers.

6.2 Remedy for Failure. If after twenty-four (24) hours of discovering or being notified of any Excess Packet Loss or Latency on the Network CCC fails to remedy such Excess Packet Loss or Latency, CCC will credit
Customer’s account the pro-rata Bandwidth Fees for such continuous Excess Packet Loss or Latency that follows the initial twenty-four (24) continuous hours, provided that all such credits will not exceed an aggregate maximum credit of Bandwidth Fees otherwise due from Customer for one (1) calendar month for failures in any one (1) calendar month.

6.3 Customer Request Credit. Customer must notify CCC within five (5) business days from the time
Customer becomes eligible to receive a credit under this Section 6 to receive such credit. Failure to comply with this requirement will forfeit Customer’s right to receive a credit.

6.6 Limitation on Remedies. If Customer is entitled to multiple credits under this Section 6, such credits shall not be cumulative beyond a total of credits for one (1) calendar month in any one (1) calendar month in any event. Section 6.2 above states Customer's sole and exclusive remedy for any failure by CCC to provide Services or adequate Service levels, including but not limited to any outages or Network congestion. CCC’s suspension or modification of Service in accordance with the terms of this Agreement shall not be deemed to be a failure of CCC to provide adequate Service levels under this Agreement.

7. NO WARRANTY. EXCEPT AS SPECIFICALLY SET FORTH HEREIN, THE SERVICES ARE PROVIDED ON AN "AS IS" BASIS, AND CUSTOMER’S USE OF THE SERVICES AND THE CO-LOCATION SPACE ARE AT CUSTOMER’S OWN RISK. CCC DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY AND ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT AND TITLE, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. CCC DOES NOT WARRANT THAT THE SERVICES WILL BE UNINTERRUPTED, ERROR-FREE, OR COMPLETELY SECURE.

8. Disclaimer of Third Party Actions and Control. CCC does not and cannot control the flow of data to or from the Network and other portions of the Internet. Such flow depends in large part on the performance of Internet services provided or controlled by third parties. At times, actions or inactions caused by these third parties can produce situations in which Customer connections to the Internet (or portions thereof) may be impaired or disrupted. CCC cannot guarantee that such situations will not occur and, accordingly, CCC disclaims any and all liability resulting from or related to such events. In the event that Customer's use of the Service or interaction with the Internet or such third parties is causing harm to or threatens to cause harm to the Network or its operations, CCC shall have the right to suspend the Service. CCC shall restore Service at such time as it reasonably deems that there is no further harm or threat of harm to the Network or its operations.

9. Insurance. Customer will keep in full force and effect during the term of this Agreement: (i) commercial general liability insurance in an amount not less than one (1) million dollars per occurrence for bodily injury and property damage; (ii) employer's liability insurance in an amount not less than one (1) million dollars per occurrence; and (iii) workers' compensation insurance in an amount not less than that required by applicable law. Customer also agrees that it will be solely responsible for ensuring that its agents (including contractors and subcontractors) maintain other insurance at levels no less than those required by applicable law and customary in Customer’s and its agents’ industries. Prior to installation of any Customer Equipment in the Co-location Space or otherwise as CCC may request, Customer will furnish CCC with certificates of insurance which evidence the minimum levels of insurance set forth above. Customer agrees that prior to the installation of any Customer Equipment at CCC premises or the Co-location Space, Customer will cause its insurance provider(s) to name CCC as an additional insured and notify CCC in writing of the effective date of such coverage.

10. Limitations of Liability.

10.1 Personal Injury. CCC will not be liable for any harm or personal injury to Customer or Customer employees, representatives, customers or agents resulting from any cause, other than CCC's  negligence or willful misconduct.

10.2 Damage to Customer Equipment. CCC is not liable for damage to, or loss of any of Customer Equipment resulting from any cause, other than CCC's negligence or willful misconduct and then only in an amount not to exceed the replacement value of the damaged Customer Equipment.

10.3 Damage to Customer Business. In no event will CCC be liable for any incidental, punitive, indirect or consequential damages (including without limitation any lost revenue or lost profits) or for any loss of technology, loss of data, or interruption or loss of use of Service (except as set forth in Section 6) or any other similar claims by Customer or related to Customer’s business, even if CCC is advised of the possibility of such damages.

10.4 Maximum Liability. Notwithstanding anything to the contrary in this Agreement, CCC's maximum aggregate liability to Customer related to or in connection with this Agreement whether under theory of contract, tort (including negligence), strict liability or otherwise will be limited to the total amount due to CCC from Customer hereunder for the first twelve (12) month period of the Agreement.

11. Indemnification.

11.1 By Customer. Customer will indemnify, defend and hold harmless CCC, its directors, officers, employees, affiliates and customers (collectively, the “CCC Covered Entities”) from and against any and all claims, actions or demands brought against any of the CCC Covered Entities alleging: (a) with respect to Customer’s business: (i) infringement or misappropriation of any intellectual property rights; (ii) defamation, libel, slander, obscenity, pornography, or violation of the rights of privacy or publicity; or (iii) spamming or any other offensive, harassing or illegal conduct or violation of the Acceptable Use Guidelines or Anti-Spam Policy; (b) any loss suffered by, damage to or injury of any other CCC customer, any other customer’s equipment or any other customer’s representatives, employees or agents, which loss, damage or injury is caused by or otherwise results from acts or omissions by Customer, Customer representative(s) or Customer's designees; (c) any personal injury suffered by any Customer representative, employee or agent arising out of such individual’s activities related to the Services, unless such injury is caused by CCC’s negligence or willful misconduct; or (d) any other damage arising from the Customer Equipment or Customer’s business, (collectively, the “Customer Covered Claims”).

11.2 By CCC. CCC will indemnify and hold harmless Customer, its directors, officers, employees and affiliates (collectively, the “Customer Covered Entities”) from and against any and all claims, actions or demands brought against any of the Customer Covered Entities alleging (i) infringement or misappropriation of any intellectual property rights relating to the Network or the Services (except to the extent such infringement is contributorily caused by Customer or the Customer Equipment) or (ii) personal injury suffered by any CCC representative, employee or agent, unless such injury is caused by Customer’s negligence or willful misconduct (collectively, the “CCC Covered Claims”).

11.3 Notice Procedure. CCC will provide Customer with prompt written notice of each Customer Covered Claim of which CCC becomes aware, and, at CCC’s sole option, CCC may elect to participate in the defense and settlement of any Customer Covered Claim, provided that such participation shall not relieve Customer of any of its obligations under this Section 11. Customer shall have the right to control the defense of any Customer Covered Claim. Customer will provide CCC with prompt written notice of each CCC Covered Claim of which Customer becomes aware, and at Customer’s sole option, Customer may elect to participate in the defense and settlement of CCC Covered Claim, provided that such participation shall not relieve CCC of any of its obligations under this Section 11. CCC shall control the defense of any CCC Covered Claim.

12. Term. This Agreement will commence on the Effective Date and shall expire at the end of the last “Term” specified in any Quote, unless sooner terminated as provided in Section 13 below, provided, however, that each Quote shall automatically renew for additional periods of one (1) year upon the end of its Term unless one party provides the other written notice that it is terminating such Quote not more than 90 days and not less than 30 days prior to the end of the Term specified in the Quote.

13. Termination.

13.1 Nonpayment. CCC may suspend Service to Customer if any amount due hereunder is not paid in full within five (5) days after Customer is sent notice of nonpayment. To reinstate Service, CCC will require a reconnection fee of $500.00. CCC may terminate this Agreement (or at its option, only the relevant Quote) if any amount due hereunder is not paid in full within ten (10) days after Customer is sent notice of nonpayment.

13.2 Bankruptcy. CCC may terminate this Agreement upon written notice to Customer if Customer becomes the subject of a petition in bankruptcy or any proceeding relating to insolvency, receivership, or liquidation for the benefit of creditors, if such petition or proceeding is not dismissed within 60 days of filing.

13.3 Unacceptable Use. CCC may immediately terminate this Agreement if Customer violates any provision of the CCC Acceptable Use Guidelines that results or could result in suspension by CCC or the Anti-Spam Policy.

13.4 For Other Cause. Except as otherwise stated, either party may terminate this Agreement if the other party breaches any material term or condition of this Agreement and fails to cure such breach within ten (10) days after receipt of written notice of the same.

13.5 Effect of Termination. Upon expiration or termination of this Agreement: (a) CCC will cease providing the Services; (b) except in the case of termination by Customer pursuant to Section 13.4, all of Customer payment obligations under this Agreement, including but not limited to monthly Service Fees through the end of the Term indicated on the Quote(s) will become due in full immediately; and (c) within ten (10) days, Customer will remove all of Customer Equipment and any other property from CCC’s premises and return the Co-location Space to CCC in the same condition as it was prior to Customer installation. If Customer does not remove such property within the ten (10) day period, CCC, at its option and at Customer expense, may remove and store any and all such property, return such Equipment to the Customer, or dispose of such Equipment without liability for any related damages. In addition, CCC reserves the right to hold any Customer Equipment until it has received payment in full.

14. Survival. The Parties’ respective representations, warranties, and covenants, together with obligations of indemnification, confidentiality and limitations on liability will survive the expiration, termination or rescission of this Agreement and continue in full force and effect.

15. Miscellaneous Provisions.

15.1 Force Majeure. Other than with respect to failure to make payments due, neither party shall be liable under this Agreement for delays, failures to perform, damages, losses or destruction, or malfunction of any equipment, or any consequence thereof, caused or occasioned by, or due to fire, earthquake, flood, water, the elements, labor disputes or shortages, utility curtailments, power failures, explosions, civil disturbances, governmental actions, shortages of equipment or supplies, unavailability of transportation, acts or omissions of third parties, or any other cause beyond its reasonable control.

15.2 Confidentiality. Each party agrees that all information furnished to it by the other party, or information of the other party to which it has access under this Agreement, shall be deemed the confidential and proprietary information (collectively referred to as “Confidential Information”) of the Disclosing Party and shall remain the sole and exclusive property of the Disclosing Party (the party furnishing the Confidential Information referred to as the “Disclosing Party” and the other Party referred to as the “Receiving Party”). Each party shall treat the Confidential Information and the contents of this Agreement, including Exhibit A, in a confidential manner, shall use such information only to the extent necessary to perform its obligations hereunder, and, neither party may directly or indirectly disclose the same to anyone other than its employees on a need to know basis and who agree to be bound by the terms of this Section, without the written consent of the Disclosing Party. Information will not be deemed Confidential Information hereunder if such information: (i) is known to the Receiving Party prior to receipt from the Disclosing Party directly or indirectly from a source other than one having an obligation of confidentiality to the Disclosing Party; (ii) becomes known (independently of disclosure by the Disclosing Party) to the Receiving Party directly or indirectly from a source other than one having an obligation of confidentiality to the Disclosing Party; (iii) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Agreement by the Receiving Party; (iv) is independently developed by the Receiving Party; or (v) is required to be released by law or regulation, provided that the Receiving Party provide prompt written notice to the Disclosing Party of such impending release, and the Receiving Party cooperate fully with the Disclosing Party to minimize such release.

15.3 No Lease. This Agreement is a services agreement and is not intended to and will not constitute a lease of or tenancy or other interest in the Co-location Space or other CCC premises, the CCC Equipment or any other real or personal property.

15.4 Marketing. Customer shall allow CCC to promote Customer’s business through a joint press release, advertising, and other CCC marketing literature regarding use of the Services subject to Customer review and approval.

15.5 Government Regulations. Customer will not export, re-export, transfer, or make available, whether directly or indirectly, any regulated item or information to anyone outside the U.S. in connection with this
Agreement without first complying with all export control laws and regulations which may be imposed by the U.S. Government and any country or organization of nations within whose jurisdiction Customer operates or does business.

15.6 Assignment. Neither party may assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other party, except to an affiliate or a party that acquires substantially all of the assigning party’s assets or a majority of its stock as part of a corporate merger or acquisition. Any attempted assignment or delegation without such consent will be void. This Agreement will bind and inure to the benefit of each party's successors and permitted assigns.

15.7 Notices. Any required notice hereunder may be delivered personally or by courier; sent by confirmed facsimile; or mailed by registered or certified mail, return receipt requested, postage prepaid, to either party at the name and address on the signature page of this Agreement, or at such other address as such party may provide to the other by written notice. Such notice will be deemed to have been given as of the date it is delivered personally or by courier, or five (5) days after it is sent by confirmed facsimile or mailed.

15.8 Relationship of Parties. This Agreement will not establish any relationship of partnership, joint venture, employment, franchise or agency between the parties.

15.9 Changes Prior to Execution. Customer represents and warrants that any changes to this Agreement made by it were properly marked as changes and that Customer made no changes to the Agreement that were not properly identified as changes.

15.10 Choice of Law. This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina, excluding its conflict of laws principles.

16. General. This Agreement, together with the Quote(s) and CCC policies referred to in this Agreement is the complete agreement and understanding of the parties with respect to the subject matter hereof, and supersedes any other agreement or understanding, written or oral. This Agreement may be modified only through a written instrument signed by both parties. Should any provision of this Agreement be declared void or unenforceable, such provision will be deemed amended to achieve as nearly as possible the same economic effect as the original terms and the remainder of this Agreement will remain in full force and effect. If a conflict arises between a party’s pre-printed business form and this Agreement, this Agreement will take precedence. In the case of international, federal, state or local government orders, Customer purchase order must contain the following language: “Notwithstanding any provisions to the contrary on the face of, in attachments to, or on the reverse side of this purchase order, this purchase order is being used for administrative purposes only and this purchase order is placed under and subject solely to the terms and conditions of the CCC Internet Services and Co-Location Agreement executed between Customer and CCC.”

End of CCC Internet Services Agreement

Exhibit A

Quotation of Services

Qty.	Description	Price

1	20U Rack Package With Cardswipe	$424.95/Month
321GB of transfer a Month
15Amps 120V Power

144	IP Address	$.50/cents/each/Month

Total		$496.95/Month

*1 year contract.

*Bandwidth overage as per standard pricing as posted on CCC website.

/s/ Doyal Bryant	6-6-12
Customer Signature	Date

Charlotte Colocation Center,LLC

By: /s/ Braden Gracey	6-1-12
Charlotte Colocation Authorized Signature	Date